UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Spark Networks SE
(Exact name of Registrant as specified in its charter)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

c/o Affinitas GmbH
Kohlfurter Straße 41/43

Berlin 10999

Germany
(+49) 30 868 000 102
(Address and telephone number of Registrant’s
principal executive offices)

2018 Spark Networks SE

Virtual Stock Option Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, DE 19711

(302) 738-6680

Attention: Service of Process Department
(Name and address of agent for service)

(786) 509-6900
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Ordinary shares, no-par value, of Spark Networks SE	70,000	$131.30	$9,191,000.00	$1,144.28

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of ordinary shares of Spark Networks SE (the “Registrant”), no-par value (“Ordinary Shares”), that may become issuable under the 2018 Spark Networks SE Virtual Stock Option Plan (the “VSOP”), as may be necessary to adjust the number of Ordinary Shares being offered or issued pursuant to the VSOP as a result of stock splits, stock dividends or similar transactions. Each ADS represents the right to receive 0.1 Ordinary Shares.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sales prices of the Registrant’s American Depository Shares (“ADSs”) as reported on the NYSE American on May 3, 2018, which was $13.12 per ADS. Each ADS represents the right to receive 0.1 Ordinary Shares. Accordingly, the per share registration fee for the registration of Ordinary Shares set forth above is calculated by multiplying $13.13 by 10.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.       Plan Information*

Item 2.       Registrant Information and Employee Plan Annual Information*

*       Information required by Part I to be contained in a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Registrant also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to: Spark Networks SE, Attention: Michael Schrezenmaier, Chief Operating Officer, telephone number Tel: (+49) 30 868 000 102.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.       Spark SE’s Annual Report for the fiscal year ended December 31, 2017 on Form 20-F filed on April 25, 2018; and

2.       The description of the Ordinary Shares and American Depositary Shares included in the Form F-4 Registration Statement, which description is incorporated by reference into the Form 8-A (File No. 001-38252) filed with the Commission on October 20, 2017, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.       Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel

Not Applicable.

Item 6.       Indemnification of Directors and Officers

Under German law, Spark SE may not, as a general matter, indemnify the members of its administrative board or the Spark SE managing directors to the extent such indemnification is related to a breach of duty of care as a member of the administrative board or Spark SE managing director, respectively.

Subject to the provisions of section 16, paragraph 4 of its Articles of Association, Spark SE may purchase and maintain insurance for or for the benefit of any person who is or was member of the administrative board of the Registrant, including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties.

The receipt of any such benefit shall not disqualify any person from being or becoming a Registrant administrative board member.

Item 7.       Exemption from Registration Claimed

Not applicable.

Item 8.       Exhibits

See Exhibit Index on page 6.

Item 9.       Undertakings

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1*	2018 Spark Networks SE Virtual Stock Option Plan (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F filed with the Commission on April 25, 2018).

4.2	Articles of Association of Spark Networks SE (English translation) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4/A (File No. 333-220000), originally filed with the Commission on August 16, 2017)

4.3	Form of Specimen Certificate representing Ordinary Shares of Spark Networks SE (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4/A (File No. 333-220000), originally filed with the Commission on August 16, 2017)

4.4	Deposit Agreement (incorporated by reference to the Form F-6 (File No. 333-220610), filed with the Commission on September 25, 2017)

4.5	Form of American Depositary Receipt (included in Exhibit 4.4)

5.1*	Opinion of Morrison & Foerster LLP as to the validity of the Ordinary Shares

23.1*	Consent of Morrison & Foerster LLP as to the validity of the Ordinary Shares (included in Exhibit 5.1)

23.2*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, Country of Germany, on May 7, 2018.

SPARK NETWORKS SE

By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jeronimo Folgueira, Robert O’Hare and Michael Schrezenmaier, and each of them acting individually, his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date

/s/ Jeronimo Folgueira	Managing Director (Principal Executive Officer) and Member of the Administrative Board	May 7, 2018
Jeronimo Folgueira

/s/ Robert O’Hare	Managing Director (Principal Financial Officer)	May 7, 2018
Robert O’Hare

/s/ Bradley J. Goldberg	Member of the Administrative Board	May 7, 2018
Bradley J. Goldberg

/s/ David Khalil	Member of the Administrative Board	May 7, 2018
David Khalil

/s/ Colleen Birdnow Brown	Member of the Administrative Board	May 7, 2018
Colleen Birdnow Brown

/s/ Joshua Keller	Member of the Administrative Board	May 7, 2018
Joshua Keller

/s/ Axel Hefer	Member of the Administrative Board	May 7, 2018
Axel Hefer

/s/ Donald J. Puglisi	Authorized Representative in the United States	May 7, 2018
Donald J. Puglisi
Title: Managing Director, Puglisi & Associates